PRICING SUPPLEMENT                                          File No. 333-97937
------------------                                              Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated
September 25, 2002)
Pricing Supplement Number: 2292



                           Merrill Lynch & Co., Inc.
                          Medium-Term Notes, Series B
                  Due Nine Months or More from Date of Issue


                              Floating Rate Notes


Principal Amount:  $301,500,000      Original Issue Date: February 26, 2003

CUSIP Number:      59018YQG9         Stated Maturity Date: February 25, 2005

Issue Price:       100%

Interest Calculation:                Day Count Convention:
--------------------                 --------------------
/x/  Regular Floating Rate Note      /x/  Actual/360
/ /  Inverse Floating Rate Note      / /  30/360
     (Fixed Interest Rate):          / /  Actual/Actual



Interest Rate Basis:
-------------------
/x/  LIBOR                           / /  Commercial Paper Rate
/ /  CMT Rate                        / /  Eleventh District Cost of Funds Rate
/ /  Prime Rate                      / /  CD Rate
/ /  Federal Funds Rate              / /  Other (see attached)
/ /  Treasury Rate
Designated CMT Page:                 Designated LIBOR Page:
   CMT Moneyline Telerate Page:          LIBOR Moneyline Telerate Page:  3750
                                                    LIBOR Reuters Page:

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
Index Maturity:           Three Months                              Minimum Interest Rate:  Not Applicable


Spread:                   +0.22%                                    Maximum Interest Rate:  Not Applicable

Initial Interest Rate:    Calculated as if the Original             Spread Multiplier:      Not Applicable
                          Issue Date was an Interest
                          Reset Date

Interest Reset Dates:     Quarterly, on the 25th of May, August, November and February commencing on
                          May 25, 2003, subject to modified following Business Day convetion.

Interest Payment Dates:   Quarterly, on the 25th of May, August, November and February commencing on
                          May 25, 2003, subject to modified following Business Day convetion.

Repayment at the
Option of the Holder:     The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:    The Notes cannot be redeemed prior to the State Maturity Date.

Form:                     The Notes are being issued in fully registered book-entry form.

Trustee:                  JPMorgan Chase Bank

Underwriters:             Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), HSBC
                          Securities (USA) Inc. and ABN AMRO Incorporated (the "Underwriters"), are
                          acting as principals in this transaction. MLPF&S is acting as the Lead
                          Underwriter.

                          Pursuant to an agreement, dated February 21, 2003 (the "Agreement"), between Merrill Lynch & Co., Inc. (the "Company") and the Underwriters,
                          the Company has agreed to sell to each of the Underwriters and each of the
                          Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

                          Underwriters                               Principal Amount of the Notes
                          ------------                               -----------------------------
                          Merrill Lynch, Pierce, Fenner & Smith
                                      Incorporated                                    $295,470,000
                          HSBC Securities (USA) Inc.                                    $3,015,000
                          ABN AMRO Incorporated                                         $3,015,000
                                                                                      ------------
                                                         Total                        $301,500,000

                          Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

                          The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above. After the initial public offering, the Issue Price may be changed.

                          The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.


Dated:                    February 21, 2003

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